Exhibit 10.1

FINAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT
DATED AS OF MARCH 31, 2025

BY AND BETWEEN

TRUCKER PATH INSURANCE, INC.
AND

DANIEL RAYKES

i

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 31, 2025 (“Signing Date”), by and between Trucker Path Insurance, Inc., a Delaware corporation (“Purchaser”) and Daniel Raykes (“Seller”). Purchaser and Seller are each hereinafter referred to as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns all the issued and outstanding membership interests (the “Membership Interests”), of Truckers Best Insurance LLC, a South Carolina limited liability company (the “Company”), comprising 100% of the issued and outstanding Equity Interests in the Company;

WHEREAS, the Company provide truckers with insurance services; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Membership Interests in consideration for cash on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the Parties hereby, intending to be legally bound, agree as follows:

AGREEMENT

Article I.DEFINED TERMS

Section 1.01         Definitions. As used herein, the following terms have the following meanings:

(a)	“2026 Earn-Out” means the payment obligation, if any, owed pursuant to this Agreement and payable in 2026.
(b)	“2026 Earn-Out End Date” means at 12:59.59 p.m. on one calendar day prior to the twelve- month anniversary of the 2026 Earn-Out Start Date.
(c)	“2026 Earn-Out Start Date” means at 12:00.01 a.m. on one calendar day after Second Closing Date.
(d)	“2026 Earn-Out Period” means a date range starting at 2026 Earn-Out Start Date and ending at 2026 Earn-Out End Date.
(e)	“2027 Earn-Out” means the payment obligation, if any, owed pursuant to this Agreement and payable in 2027.
(f)	“2027 Earn-Out End Date” means at 12:59.59 p.m. on one calendar day prior to the twelve- month anniversary of the 2027 Earn-Out Start Date.
(g)	“2027 Earn-Out Start Date” means at 12:00.01 a.m. on twelve-month anniversary of the 2026 Earn-Out Start Date.
(h)	“2027 Earn-Out Period” means a date range starting at 2027 Earn-Out Start Date and ending at 2027 Earn-Out End Date.”
(i)

“Affiliate” and “Affiliated” means, with respect to any specified Person: (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability company or similar Person, or any general partner or manager thereof and (d) when used with respect to an individual, shall include any member of such individual’s immediate family or a family trust.

(j)

“Authority” means any governmental, regulatory, or administrative body, agency, commission, department, bureau, instrumentality, tribunal, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state, provincial or local, and any entity or official

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Membership Interest Purchase Agreement

exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws.

(k)

“Books and Records” means all minute books, corporate records, books of account and accounting records of the Company, and listings of (i) all bank accounts, investment accounts and lock boxes maintained by the Company that references the names and addresses of the financial institutions where they are maintained and (ii) the names of all Persons that are registered with such financial institutions as authorized signatories to operate such bank accounts, investment accounts and lock boxes.

(l)	“Business” refers to the Company’s business of providing truckers insurance services.
(m)	“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized by Law to be closed.
(n)

“Cash” means all cash and cash equivalents of the Company (including marketable securities and short term investments) on hand or on deposit as of the applicable date (the amount of which shall be reduced by (i) all claims against such cash and cash equivalents represented by outstanding checks, drafts, wire transfers or similar instruments which have not been applied against such cash and cash equivalent balances and (ii) all escrowed cash or other restricted cash balances, including security deposits under leases).

(o)	“Cause” shall have the meaning defined in the Offer Letter.
(p)

“Closing Burden” shall mean the condition precedent to the Second Closing when the Company is no longer recognized as an S corporation under the Internal Revenue Code and applicable state laws. This cessation may occur due to the revocation of the Company's S corporation election, the termination of its eligibility to qualify as an S corporation, or any other action or circumstance resulting in the Company being classified as a different type of entity for tax purposes.

(q)	“Closing Seller Cash Consideration” means an amount of cash equal to $1,000,000.00, payable to Seller on the Second Closing Date.
(r)	“Code” means the Internal Revenue Code of 1986, as amended.
(s)

“Contracts” means all contracts, options, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, obligations, commitments and arrangements, whether written or oral, express or implied, in each case as amended from time to time.

(t)

“Current Assets” means the total of the Company’s current assets, which current assets shall include only the line items set forth on Exhibit C under the heading “Current Assets” and no other assets, and which for the avoidance of doubt shall exclude Cash.

(u)

“Current Liabilities” means the total of the Company’s current liabilities, which current liabilities shall include only the line items set forth on Exhibit C under the heading “Current Liabilities” and no other liabilities.

(v)

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of the Business, or to any of the Business systems or any Business data:

(i)	the Company’s own rules, policies, and procedures;
(ii)

all applicable laws, rules and regulations relating to privacy, data protection, or data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use and disposal of Personal Data;

(iii)	industry standards applicable to the industry in which the Business operates; and
(iv)	Contracts into which the Company has entered or by which it is otherwise bound.
(w)

“Disclosure Schedule” means the Disclosure Schedule dated as of the First Closing Date and delivered by Seller or Purchaser, as applicable, concurrently with the execution and delivery of this Agreement.

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Membership Interest Purchase Agreement

(x)	“Earn-Out Base Compensation Amount” means $2,000,000.
(y)	“Earn-Out Payments” means, collectively, the 2026 Earn-Out and the 2027 Earn-Out.
(z)	“Earn-Out Period” means the period commencing at 2026 Earn-Out Start Date and ending on 2027 Earn-Out End Date.
(aa)

“Employee Plans” means each written or oral: employee benefit plan, agreement, program, policy and commitment (including “employee benefit plans” within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, restricted stock or other equity- based arrangement, severance, employment, termination, retention, consulting, change-of- control, bonus, incentive, deferred compensation, vacation, paid time off, fringe benefit or other benefit plans, agreements, programs, policies or commitments, whether or not subject to ERISA,

(i)	under which any current or former director, officer, employee or consultant of the Company has any right to benefits and
(ii)

which are maintained, sponsored or contributed to by the Company or to which any the Company makes or is required to make contributions or under which the Company has or could reasonably be expected to have any direct or indirect liability, contingent or otherwise.

(bb)           “Equity Interest” of any Person means any

(i)	capital stock, membership or partnership interest, unit or other ownership interest of or in such Person,
(ii)	securities directly or indirectly convertible into or exchangeable for any for the foregoing,
(iii)	options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or
(iv)

contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

(cc)	“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor Law, and the rules and regulations thereunder or under any successor Law, all as from time to time in effect.
(dd)

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is, or was at the relevant time, treated as a single employer under Sections 3(5) or 40001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(ee)

“ERISA Affiliate Liability” means any Liability of the Company under or in respect of any employee benefit plan pursuant to any statute or regulation that imposes Liability on a “controlled group” or similar basis, as a result of the Company being treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder, with respect to any other Person.

(ff)	“First Closing Date” shall mean the Signing Date, which is the date the Parties entered into this Agreement, thereby deeming it final and binding, subject to the terms and condition hereof.
(gg)	“GAAP” means United States generally accepted accounting principles as in effect on the date hereof consistently applied.

(hh)           “Indebtedness” means, with respect to any Person, without duplication

(i)	indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured;
(ii)	indebtedness evidenced by any note, bond, debenture or other debt instrument;

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(iii)	obligations under any interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments;
(iv)	customer deposits;
(v)	any accrued interest, premiums, penalties, “breakage costs,” redemption fees, requirement to pay early, or other termination fees with respect to any of the foregoing types of obligations;
(vi)	any performance bond, letter of credit or surety bond, in each case, solely to the extent drawn upon or payable and not continuing, or any bank overdrafts and similar charges; and
(vii)	guarantee or assumption of any such indebtedness described in clauses (i) through (vi) above or any debt securities of another Person.
(viii)

Notwithstanding the foregoing, for purposes of calculating Final Indebtedness, Closing Indebtedness and Estimated Indebtedness, “Indebtedness” shall not include any Current Liabilities to the extent included in Working Capital.

(ii)	“Indemnifying Party” means, with respect to a particular matter, a Person who is required to provide indemnification under Article VII below to another Person.
(jj)

“Independent Accountant” means a nationally or regionally recognized accounting firm selected by mutual agreement of Purchaser and Seller that has not performed accounting, Tax or auditing services for Purchaser, Seller, the Company or any of their respective Affiliates during the past three years.

(kk)	“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered:
(i)

all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof;

(ii)

all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (and any embodiments thereof, e.g., graphics files or logo designs);

(iii)	all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto;
(iv)	software;
(v)

all trade secrets, research records, processes, procedures, sales plans, sales strategies, manufacturing formulae, know-how, blue prints, designs, plans, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection);

(vi)	all Internet addresses, sites, social media accounts and identifiers, domain names and numbers;
(vii)	all moral and economic rights of authors and inventors, however denominated,
(viii)	any other intellectual property and proprietary rights of any kind, nature or description; and
(ix)	any copies of tangible embodiments thereof (in whatever form or medium).
(ll)	“IRS” means the Internal Revenue Service of the United States.
(mm)

“Law” means any administrative, judicial, or legislative code, finding, law, interpretation, ordinance, policy statement, proclamation, regulation, requirement, rule, statute, or writ of any Authority or the common law.

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(nn)

“Legal Action” means, with respect to any Person, any and all litigation or legal or other actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings), subpoenas, requests for material information by or pursuant to the order of any Authority, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

(oo)

“Liability” means any and all Indebtedness (other than the Permitted Indebtedness), liabilities, commitments, loss, damage, penalties, Taxes, expenses (including attorney’s fees and costs of investigation) or obligations, of any kind whatsoever, whether asserted or unasserted, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Action or Order, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

(pp)

“Lien” means any: mortgage; lien (statutory or other) or encumbrance; or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; rights of first refusal or rights of first offer, any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation.

(qq)

“Losses” means losses, damages, Liabilities, deficiencies, Legal Actions, judgments, interest, awards, penalties, fines, lost profits, or diminution in value, costs or expenses of whatever kind, including attorneys’ and accounting fees and expenses.

(rr)

“Material Adverse Effect” means, with respect to the Company or Purchaser, as applicable, any effect or change that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, operations or conditions (financial or otherwise) of such Person, as context may require, taken as a whole, or on the ability of Seller to consummate the transactions contemplated herein; provided, however, that a Material Adverse Effect shall not include any such effects or changes to the extent resulting from

(i)	changes to the U.S., or global economy, in each case, as a whole, or that affect the industry or markets in which such Person operates as a whole;
(ii)	the announcement or disclosure of the transactions contemplated herein effected in accordance with the terms of this Agreement;
(iii)	any hurricane, earthquake or other natural disasters (including airport closures and/or delays as a result therefrom);
(iv)	any pandemic, including without limitation the COVID-19 pandemic;
(v)	general economic, regulatory or political conditions in North America;
(vi)	changes in accounting rules;
(vii)	changes in the North American debt or securities markets;
(viii)	military action or any act or credible threat of terrorism;
(ix)	changes in currency exchange rates or commodities prices;
(x)	changes in Law, or accounting rules or the enforcement, implementation or interpretation thereof;
(xi)	compliance with the terms of this Agreement;
(xii)	any act or omission of such Person taken with the prior consent of, or at the request of, the other Party; or

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(xiii)

any failure of such Person to meet any internal or published financial or non- financial projections, forecasts, revenue, earning predictions or estimates (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been or would reasonably be expected to have a Material Adverse Effect); provided, that in the cases of clauses (i) - (x) above, such occurrence shall be taken into account to the extent it has a disproportionate impact on the business, results of operations, financial condition or assets of such Person compared to other companies operating in the industries in which such Person operates.

(ss)	“Multiemployer Plan” means (i) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) any “multiple employer plan” within the meaning of the Code or ERISA.
(tt)

“Net Income” for any fiscal year of the Company means the net income of the Company for such fiscal year determined in accordance with GAAP and the Company’s regular accounting policies and procedures. Net Income shall be derived from the audited financial statements of the Company for the relevant fiscal year, or if audited financial statements have not been prepared for any such fiscal year as of May 31 of the next subsequent fiscal year, then from the unaudited profit and loss accounts of the Company for the relevant fiscal year, provided that in each case such net income shall be adjusted as follows:

(i)

minus extraordinary one-time gains, or plus extraordinary one-time losses, in each case that are unrelated to the Business as conducted in the ordinary course, including any consequences of purchase accounting amortization;

(ii)

plus any overhead expenses allocated to the Company for services provided by Purchaser or its Affiliates, to the extent these exceed the Company’s historical cost of equivalent services, and plus any overhead expenses charged to the Company that are unrelated to its operations;

(iii)

minus revenue and plus expenses associated with any other business or operations acquired or established by the Company after the Second Closing Date, unless Seller has expressly consented in writing to acquiring or establishing such business or operations; and

(iv)	plus any taxes deducted from such net income that would not have been incurred but for the fact that the Company became affiliated with Purchaser.
(uu)	“Offer Letter” means that certain offer letter of employment to be executed by and between Seller and Purchaser on or prior to the Second Closing.
(x)	“Orders” means any writ, order, judgment, injunction, decree, ruling or consent, whether temporary, preliminary or permanent, of or by an Authority.
(ww)

“Organizational Documents” means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital or equity interests, with respect to a Person that is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate of formation or articles of organization, its limited liability company operating agreement, any agreements among members of such Person and similar agreements.

(xx)	“Owned Intellectual Property” means the Intellectual Property that is owned by, or exclusively licensed to, the Company.
(yy)

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained or required to be obtained from any Authority.

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(zz)            “Permitted Liens” means

(i)	liens for Taxes not yet due and payable;
(ii)

mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)	liens for Indebtedness reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to the Second Closing Date; and
(iv)

liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which do not, individually or in the aggregate, have a Material Adverse Effect.

(aaa)

“Person” means any natural person, corporation, association, partnership, organization, business, limited liability company, firm, trust, joint venture, unincorporated organization or any other entity or organization, including an Authority.

(bbb)

“Personal Data” means information related to an identified or identifiable individual or device (such as name, street address, telephone number, e-mail address, financial account number, social security number, customer or account number, government-issued identifiers, online identifiers and any other data used or intended to be used to directly or indirectly identify, contact or precisely locate a person or device).

(ccc)	“Pre-Closing Tax Period” means any taxable period ending on or before the Second Closing Date and the portion through the end of the Second Closing Date for any Straddle Period.

(ddd)         “Pre-Closing Taxes” means

(i)	any and all Taxes of, imposed on, or assessed against, the Company for any Pre- Closing Tax Period;
(ii)

any and all income Taxes of the Seller in respect of its ownership interest in the Company (including, capital gains Taxes arising as a result of the transactions contemplated by this Agreement and any withholding Taxes imposed on any payment to Seller pursuant to this Agreement) for any Pre-Closing Tax Period;

(iii)

any Taxes for which the Company or any of its Subsidiaries (or any predecessor for the foregoing) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Second Closing Date;

(iv)

any Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Second Closing Date; and

(v)	any Transfer Taxes for which the Seller is responsible for pursuant to Section 6.03(c) below.
(eee)

“Purchaser Indemnitees” means Purchaser, its Affiliates and each of their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, successors and assigns, and the term “Purchaser Indemnitee” means any one of the foregoing Purchaser Indemnitees.

(fff)           “Registered Intellectual Property” means all

(i)	registered patents and pending patent applications;
(ii)	registered trademarks, tradenames, and service mark registrations and applications to register any trademarks therefor;
(iii)	copyright registrations; and
(iv)	internet domain name registrations, in each case to the extent used in connection with the Business and owned or purported to be owned by the Company.

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(ggg)

“Related Party Transaction” means any Contract, agreement, arrangement or understanding between or among the Company or Seller, on the one hand, and any Affiliates of Seller or the Company, on the other hand.

(hhh)	“Representatives” means a Party’s Affiliates, officers, managers, directors, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents.
(iii)

“Second Closing Date” shall mean the date on which the Company ceases to be subject to its S corporation election status under applicable law. Upon the Second Closing Date, the provisions of the Transition Services Agreement and this Agreement shall be subject to further terms as provided herein.

(jjj)            “Securities Act” means the Securities Act of 1933, as amended.

(kkk)

“Seller Indemnitees” means Seller, his Affiliates and their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, and their respective successors and assigns, and the term “Seller Indemnitee” means any one of the foregoing the Seller Indemnitees.

(lll)	“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which
(i)

if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(ii)

if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

(mmm)      “Target Working Capital” means $5,000.

(nnn)

“Tax Return” means all returns, consolidated or otherwise (including estimated returns, information returns, disclosures, elections, designations, reports, claims for refund, statements, declarations, withholding returns and any other forms or reports) or any other document required to be filed with or submitted to a taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ooo)

“Taxes” means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), escheat, fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

(ppp)

“Taxing Authority” means, with respect to any Tax or Tax Return, the Authority that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Authority.

(qqq)	“Transactions” means the purchase and sale of the Membership Interests and the other transactions contemplated hereby and by the other Transaction Documents.

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(rrr)

“Transaction Documents” means this Agreement, and any and all other agreements, instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

(sss)

“Transaction Expenses” means any fees, costs and expenses, whether accrued for or not, incurred by Seller, the Company or their Representatives, or subject to reimbursement by the Company, in each case in connection with the transactions contemplated hereby and by the other Transaction Documents (whether incurred prior to or after the date hereof) and not paid by the Company, Seller or otherwise prior to the First Closing Date, including:

(i)	any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments;
(ii)	any fees, costs and expenses of counsel, accountants or other advisors or service providers;
(iii)

any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, severance, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of any Transaction Document or in connection with the transactions contemplated hereby;

(iv)	the employer portion of any employment taxes (e.g., FICA) imposed on payments described in clause (iii);
(v)

any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated hereby; and

(vi)	any financing termination or amendment fees or other amounts payable by the Company under the Closing Indebtedness.
(ttt)

“Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, calculated in accordance with the Working Capital Calculation. For avoidance of doubt, Transaction Expenses paid on the Second Closing Date that are accounted for in the calculation of the Closing Seller Cash Consideration shall not be considered Current Liabilities of the Company for purposes of computing Working Capital.

(uuu)	“Working Capital Calculation” means the calculation of Estimated Working Capital set forth on Exhibit B.

Section 1.02         Rules of Construction.

(a)	Except as otherwise explicitly specified to the contrary,
(i)	each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified;
(ii)	the word “including” will be construed as “including without limitation;”
(iii)

references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time;

(iv)	words in the singular or plural form include the plural and singular form, respectively
(v)	references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and
(vi)	all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require.
(b)

The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement.

(c)	The word “or” shall not be exclusive. All references herein to “$” are to United States dollars.

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(d)

Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied.

(e)

All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f)

The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

(g)

Whenever this Agreement provides that documents have been “delivered” or “made available” to Purchaser, such documents have been posted in a virtual data room for access by Purchaser or otherwise delivered to Purchaser or its Representatives.

Article II.           PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

Section 2.01        Purchase and Sale of the Membership Interests.

(a)

Upon the terms and subject to the conditions of this Agreement, on the Second Closing Date, Purchaser shall purchase the Membership Interests from Seller, and Seller shall sell, assign, transfer, convey and deliver the Membership Interests to Purchaser, free and clear of all Liens, for the consideration specified in Section 2.02 below.

Section 2.02         Purchase Price; Manner and Payment of Purchase Price; Fractional Shares; Key-Person Insurance.

(a)	Purchase Price. Subject to the adjustments set forth in this Article II above, the aggregate consideration for the Membership Interests shall comprise the following:
(i)	the Closing Seller Cash Consideration paid to Seller at Second Closing by wire transfer of immediately available funds;
(ii)	Purchaser agrees to hire Seller as an at-will employee, with a title of Agency Principal and an annual salary of $150,000.
(iii)

Purchaser shall acquire Key-Person Insurance to be effective upon the Second Closing Date in an amount not less than the Purchase Price minus the Closing Cash Consideration, for the Earn-Out Period; and

(iv)

Earn-Out Payments, pursuant to Exhibit A of this Agreement of up to an additional $2,722,500, which will be paid in cash and any amount exceed such Earn-Out Base Compensation Amount will be paid in cash (such maximum amount being the “Full Earn Out Amount”), to be paid within 15 days of the completion of the audited financial statements of the Purchaser for the current Earn-Out period, but in no event later than 90 days after the close of such period, (collectively, the “2026 Earn-Out,” the “2027 Earn-Out, together with the Closing Cash Consideration, the “Purchase Price”).

(v)	Purchaser shall pay Seller any unpaid portion of the Full Earn-Out Amount within ten (10) days of the occurrence of any of the following during the Earn-Out Period:
A)	involuntary termination of Seller’s employment with the Company;
B)	Company’s termination of Seller’s employment with the Company without Cause; or
C)	failure of Purchaser to cure a breach by Purchaser of Section 6.01 below hereof within thirty (30) days of written notice of such

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breach from Seller; provided however that such advance notice and cure period shall not be required for any breach that is not capable of cure.

Section 2.03         Estimate of Working Capital.

(a)	Seller has prepared and on the date hereof delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth
(i)

Seller’s reasonable, good faith estimate of the Working Capital as of the close of business on the Second Closing Date, calculated as set forth on the Working Capital Calculation (the “Estimated Working Capital”); and

(ii)	all Indebtedness of the Company as of the close of business on the Second Closing Date other than the Permitted Indebtedness, if any (the “Estimated Indebtedness”).
(b)

The Estimated Closing Statement (including the Estimated Working Capital and the Estimated Indebtedness) have been prepared and calculated in accordance with the past practices of the Company) or as provided in the definitions of this Agreement.

Section 2.04         Post-Closing Consideration Adjustment.

(a)	As soon as practicable but in no event more than 120 days following the Second Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Initial Closing Statement”) setting forth
(i)

Purchaser’s determination of the Working Capital as of the close of business on the Second Closing Date, calculated in accordance with the Working Capital Calculation (the “Closing Working Capital”); and

(ii)	all Indebtedness of the Company as of the close of business on the Second Closing Date other than the Permitted Indebtedness (the “Closing Indebtedness”).
(iii)

The Initial Closing Statement (including the Closing Working Capital and the Closing Indebtedness) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.

(b)

Seller and its accountants shall complete their review of the Initial Closing Statement within 30 days after Purchaser’s delivery thereof to Seller. During such review period, Purchaser shall cooperate with and provide Seller and his Representatives with reasonable access to all books and records reasonably requested by Seller to review the Initial Closing Statement (including the calculation and preparation of the Closing Working Capital and the Closing Indebtedness), any work papers prepared by Purchaser or its accountants in connection with such calculations, and Purchaser shall make reasonably available its Representatives responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of Seller and his Representatives. If Seller objects to the contents of the Initial Closing Statement for any reason, Seller shall, on or before the last day of such 30-day period, so inform Purchaser in writing (a “Seller’s Objection”), setting forth a specific description of the basis of its determination and the adjustments to the Initial Closing Statement that Seller believes should be made. Seller shall be deemed to have agreed with all items and amounts of Closing Working Capital and Closing Indebtedness contained in the Initial Closing Statement and not specifically referenced in a timely delivered Seller’s Objection.

(c)

If Seller timely delivers a Seller’s Objection to Purchaser, then, during the 30-day period following delivery of such Seller’s Objection, the Parties shall in good faith seek to resolve in writing any differences that they may have with respect to the calculation of Closing Working Capital and Closing Indebtedness. Any disputed items resolved in writing between Purchaser and Seller within such 30-day period shall be final and binding with respect to such items, and if Seller and Purchaser agree in writing on the resolution of each

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disputed item specified by Seller in the Seller’s Objection and the amount of the Closing Working Capital and Closing Indebtedness, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If Seller and Purchaser have not resolved all such differences by the end of such 30 day period, then they shall jointly retain the Independent Accountant, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 2.04, and only with respect to those items specifically described in such Seller’s Objection on which Purchaser and Seller have not agreed (the “Disputed Items”), the amount of such Disputed Items. Such determination shall be based solely on the materials submitted by the Parties and the definitions and provisions of this Agreement and not on independent review. Purchaser and Seller shall instruct the Independent Accountant to deliver its written determination to Purchaser and Seller no later than 30 days after submitting the Disputed Items to it for resolution. At the time of retention of the Independent Accountant, Purchaser shall specify in writing to the Independent Accountant and Seller the amount of Purchaser’s computation of the Disputed Items (“Purchaser’s Position”), and Seller shall specify in writing to the Independent Accountant and to Purchaser the amount of its computation of the Disputed Items (“Seller’s Position”). The Independent Accountant’s determination shall be conclusive and binding upon the Parties. In resolving each Disputed Item, the Independent Accountant may not assign a value to such Disputed Item that is greater than the greatest value claimed by Purchaser or Seller at the time the Independent Accountant is retained or less than the smallest value claimed for the item by Purchaser or Seller at such time. The scope of the dispute(s) to be resolved by the Independent Accountant is limited to determining the amount of the Disputed Items in a manner consistent with the provisions and definitions of this Agreement, and the Independent Accountant is not to make any other determination unless jointly requested in writing by Purchaser and Seller. The Parties shall cooperate with the Independent Accountant during its resolution of the disagreement and make readily available to the Independent Accountant all relevant personnel and Representatives, books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to Disputed Items set forth in the Initial Closing Statement and the Seller’s Objection and all other items reasonably requested by the Independent Accountant in connection therewith. The fees and disbursements of the Independent Accountant (collectively, the “Independent Accountant Fees”) shall be borne by Purchaser and Seller equally.

(d)

The Initial Closing Statement, including the Closing Working Capital and the Closing Indebtedness, as agreed to or deemed to have been agreed to, in each case in accordance with Section 2.04(c) above between Purchaser and Seller or as determined by the Independent Accountant, as applicable, shall be conclusive and binding on all of the Parties and shall be deemed the “Final Working Capital” and “Final Indebtedness” respectively, for all purposes herein.

(e)	Upon determination of the Final Working Capital and the Final Indebtedness:
(i)

If (a) Final Working Capital minus Estimated Working Capital, less (b) Final Indebtedness minus Estimated Indebtedness, is a positive amount, then Purchaser shall promptly (but in no event later than three Business Days after the final determination) pay such difference to Seller, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Seller.

(ii)

If (a) Final Working Capital minus Estimated Working Capital, less (b) Final Indebtedness minus Estimated Indebtedness, is a negative amount, then Purchaser shall have the right to set-off such difference against the amounts payable to Seller pursuant to Section 2.02(a)(v) above, on a pro rata, dollar-for-dollar basis.

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(f)

Any amounts payable pursuant to Section 2.04(e) above shall be treated by the Parties as adjustments to the Purchase Price for all federal, state, provincial, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law, or a final determination by the appropriate Taxing Authority or court, which causes such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

Section 2.05         Closing.

(a)

Closings. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur in two stages: the First Closing and the Second Closing. A Closing shall take place on the First Closing Date (“First Closing”), simultaneously with the execution and delivery of this Agreement by electronic or remote signature. The final Closing shall take place on the Second Closing Date (“Second Closing”) by execution and delivery of the other Transaction Documents, by electronic or other remote exchange of all executed documents, and upon satisfaction of the other closing deliverables required by Section 2.05(b) below and Section 2.05(b) below, subject to the fulfillment or waiver of the applicable conditions precedent as set forth in this Agreement, including the Closing Burden. The transfers and deliveries described in this Article II shall be mutually interdependent and shall be regarded as occurring simultaneously within their respective Closings. Notwithstanding any other provision of this Agreement, no such transfer or delivery related to the First Closing shall become effective or be deemed to occur until all other transfers and deliveries required for the First Closing have occurred or been waived on the First Closing Date, and no such transfer or delivery related to the Second Closing shall become effective or be deemed to occur until all other transfers and deliveries required for the Second Closing have occurred or been waived on the Second Closing Date.

(b)	Second Closing Deliveries of Seller. At the Second Closing, Seller shall deliver to Purchaser:
(i)	a receipt for the Closing Cash Consideration (once received from Purchaser);
(ii)	all minute books, written consents, records, ledgers and registers, and other similar organizational records of the Company to the extent they exist;
(iii)	the consents, approvals, authorizations or releases of third parties set forth on Section 2.05(b)(iii) of the Disclosure Schedule;
(iv)	A general release in the form of Exhibit D, duly executed and delivered by Seller;
(v)

a certificate in form and substance reasonably satisfactory to Purchaser certifying that Seller is not a foreign person for purposes of Code Section 1445 or that the purchase is otherwise exempt from withholding under Code Section 1445;

(vi)	copies of the final invoices with respect to all Transaction Expenses to be paid by the Company at the Second Closing;
(vii)	a certificate in form and substance reasonably satisfactory to Purchaser certifying that Company has fulfilled its Closing Burden;
(viii)	an assignment instrument of the Seller evidencing the transfer of ownership to the Purchaser of the Membership Interests;
(ix)	Assurances that Seller remains alive and reasonably able to perform hereunder; and
(x)

such other documents, certificates, instruments or writings reasonably requested by Purchaser or its counsel in order to effectuate the transactions contemplated hereby including the other Transaction Documents.

(c)	Second Closing Deliveries of Purchaser. At the Second Closing, Purchaser shall:
(i)

pay, or cause to be paid, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the estimated Transaction Expenses to each Person who is owed a portion thereof;

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(ii)	pay or cause to be paid the Closing Cash Consideration to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller;
(iii)	deliver an Offer Letter containing employment terms and incentive equity that is agreeable to Seller in his sole discretion; and
(iv)

such other documents, certificates, instruments or writings reasonably requested by Seller or its counsel in order to effectuate the transactions contemplated hereby including the other Transaction Documents.

Section 2.06         Termination of the Agreement.

(a)

In the event that the criteria for the Second Closing, including Closing Burden and other closing deliverables set forth in Section 2.05(b) above and Section 2.05(c) above, has not been met within sixty (60) calendar days after the First Closing Date, either Party may terminate this Agreement with respect to the Second Closing by providing written notice to the other Party, provided, however, that such terminating Party is not in breach of this Agreement, has made the closing deliverables required of it in Section 2.05 above, and has otherwise acted in good faith and with reasonably diligent efforts towards achieving the Second Closing. Upon such termination, neither Party shall have any further obligations or liabilities to the other Party under this Agreement, including with respect to the Second Closing, except in respect to the obligations contained in this Section 2.06, and any deposits or payments made in anticipation of the Second Closing shall be promptly refunded to the Party that made such deposits or payments, and any covenants and other terms elsewhere in this Agreement shall be immediately void and of no further force or effect. In addition, in the event of such termination of this Agreement, both Parties shall be prohibited from soliciting or hiring any employees of the other Party for a period of two (2) years following termination hereof, and shall hold all Confidential Information learned of the other Party strictly confidential, and return all Confidential Information in its possession.

Section 2.07         Method of Cash Payments.

(a)

Unless otherwise stated herein, all cash payments made under this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by the recipient in writing no fewer than two Business Days immediately preceding the scheduled payment date.

Section 2.08         Interim Operations of the Company.

(a)	Between the First Closing and the Second Closing, the Seller agrees to operate the Company in accordance with the following terms:
(i)

Ordinary Course of Business. The Company shall be operated in the ordinary course of business consistent with past practices, except as otherwise agreed upon in writing by the Parties or as required to comply with the terms of this Agreement.

(ii)

Material Decisions. The Company shall not undertake any actions outside the ordinary course of business or make any material decisions, including but not limited to the incurrence of significant debt, the disposal of material assets, or the amendment of material agreements, without the prior written consent of the Purchaser.

(iii)

Access and Information. The Seller shall ensure that all records, financial statements, and other documents relating to the operation of the Company are made accessible to Purchaser upon reasonable request, subject to Purchaser executing standard confidentiality and non-disclosure obligations to Seller’s reasonable satisfaction.

(iv)	Compliance. The Company shall comply with all applicable laws, regulations, and obligations, including maintaining its status as an S corporation (to the extent

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necessary) until such status ceases on or before the Second Closing Date in coordination with Purchaser.

(v)	Coordination and Cooperation. The Parties shall cooperate in good faith to facilitate the Company's operations and ensure the smooth transition and consummation of the Second Closing.
(vi)	Modifications and Exceptions. Any modifications or exceptions to the provisions of this Section 2.08 must be agreed upon in writing by the Seller and Purchaser.
(vii)

Interim Employment. In the event reasonably requested by Purchaser, Seller agrees to provide employment and/or consulting services to Purchaser related to the Business during the Interim Period. Any such services shall be compensated at an annual rate of One Hundred Fifty Thousand Dollars ($150,000.00) on a prorated daily basis, unless mutually agreed otherwise, paid in accordance with Purchaser’s normal payroll schedule.

Article III.          REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the following statements are true and correct as of the First Closing Date and Second Closing Date:

Section 3.01         Authority of Seller.

(a)

Seller has the legal capacity and necessary right, power and authority to execute and deliver, and to perform his obligations under, this Agreement, each other Transaction Document to which Seller is a party, and the other agreements, documents and instruments required pursuant hereto and thereto to which Seller is a party. This Agreement and such other Transaction Documents have been duly executed and delivered by Seller and constitute a legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, and, upon the execution and delivery by Seller of each of the other agreements contemplated hereby to which Seller is a party, such agreements will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with the terms thereof, in each case.

Section 3.02         Ownership.

(a)

Seller owns the Membership Interests solely and directly, and Seller has all right, title and interest to the Membership Interests, free and clear of all Liens or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws). There is no outstanding contract or other right (contingent or otherwise) with any Person to purchase, redeem, convert into, or otherwise acquire any shares of capital stock, or other Equity Interests in, of the Company, or have any rights to any proceeds from the sale of the Membership Interests. Immediately prior to Closing, there existed no declared or accrued unpaid dividends or distributions with respect to any Equity Interests in favor of Seller.

Section 3.03         Investment Experience.

(a)

Seller has such knowledge, skill and experience in business, financial and investment matters that he is capable of evaluating the merits and risks of an investment in Purchaser. Seller has made his own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Purchaser.

(b)	Seller has had access to the legal, financial, tax and accounting information concerning Purchaser as he deems necessary to enable him to make an informed investment decision.

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(c)	Seller has had an opportunity to ask questions and receive answers concerning Purchaser and has had full access to such other information concerning Purchaser as Seller has requested.

Article IV.         REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY

Seller hereby represents and warrants to Purchaser that the statements set forth in this Article IV are true and correct as of the First Closing Date and Second Closing Date.

Section 4.01         Organization and Business; Power and Authority.

(a)

The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of South Carolina, and possesses full limited liability company power and authority to own, lease and operate its properties and assets as now owned or leased and operated and to carry on its business as it is currently conducted by Seller. The Company is duly licensed or qualified to do business and is in good standing in each foreign jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted by Seller makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing as a foreign corporation or other entity would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.01(a) of the Disclosure Schedule contains a complete and accurate list of the jurisdictions in which the Company is qualified to do business. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents are duly authorized.

(b)

Seller has provided to Purchaser true, correct and complete copies of any Organizational Documents of the Company (each as amended to date) and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in default under, or in violation of, any provision of any such Organizational Document. Section 4.01(b) of the Disclosure Schedule sets forth a correct and complete list of the officers and managers of the Company.

Section 4.02         Capitalization.

(a)

The capitalization of the Company consists solely of the Membership Interests, which represent all of the limited liability company interests in the Company. All of the Membership Interests have been duly authorized and validly issued. All of the Membership Interests have been issued and granted in compliance with all applicable Law. None of the Membership Interests were issued in violation of any Contract or any preemptive or similar rights of any Person. The Membership Interests are owned of record and beneficially by Seller.

(b)	Upon consummation of the Closing, Purchaser will own all of the Membership Interests, free and clear of all Liens other than any Lien imposed by Purchaser.
(c)

Except for the Membership Interests, there are no other outstanding Equity Interests of the Company or any Equity Interests of the Company reserved for issuance. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued limited liability company interests of the Company or obligating Seller or the Company to issue or sell any limited liability company interests of, or any other interest in, the Company. There are no outstanding or authorized equity appreciation rights, phantom equity, performance-based rights or profit participation or similar rights or obligations of the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in

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effect with respect to the voting or sale or transfer of any of the Membership Interests or any other Equity Interests of the Company.

(d)

The Company has not agreed, is not a party to any Contract and is not under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 4.03         No Conflicts; Consents.

(a)

Except as otherwise disclosed in Schedule 4.03, Neither the execution, delivery or performance by Seller of this Agreement or any other Transaction Document to which Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i)	conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any resolutions adopted by the board of directors of the Company;
(ii)

conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Seller or the Company or the assets, or operation of the business, of Seller or the Company, to the extent such would, individually or in the aggregate, have a Material Adverse Effect on the Company;

(iii)

(A) conflict with or result in a violation or breach of; (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under; (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify; or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which Seller or the Company is a party or is bound or to which any of the properties or assets of Seller or the Company are subject (including any Material Contract), or any Permit affecting the properties, assets or Business of the Company; or

(iv)	result in the creation or imposition of any Lien on any properties or assets of Seller or the Company.
(b)

No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

Section 4.04         Subsidiaries.

(a)	The Company does not control, directly or indirectly, or have any direct or indirect equity ownership (pursuant to any form of Equity Interests) or participation in any Person.

Section 4.05         Financial Statements; Absence of Certain Changes; Undisclosed Liabilities.

(a)	Section 4.05 of the Disclosure Schedule contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):
(i)	the reviewed balance sheet of the Company as of December 31, 2024, and the related statements of operations for the fiscal period then ended (the “Annual Financial Statements”); and
(ii)

the unaudited balance sheet (the “Latest Balance Sheet”) of the Company, dated as of February 28, 2025 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations for the two-month period then ended (the “Interim Financial Statements”).

(b)	The Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete, and have been prepared in accordance with the historical accounting

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practices of the Company throughout the applicable periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (which are not, individually or in the aggregate, material) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company (which books and records are in turn accurate, correct and complete in all material respects), and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(c)

Since the Latest Balance Sheet Date, there has been no Material Adverse Effect on the Company and, except as otherwise contemplated by this Agreement, the Business has been conducted only in the ordinary course of business and:

(i)	the Company has not incurred any material Indebtedness;
(ii)	the Company has not subjected any portion of the assets of the Company to any Lien;
(iii)

the Company has not sold, assigned or transferred any portion of the tangible assets of the Company in a single transaction or series of related transactions in an amount in excess of $5,000, except in the ordinary course of business or as otherwise specified herein;

(iv)

the Company has not suffered any damage, destruction or extraordinary losses (whether or not covered by insurance) of any material tangible assets or waived any rights of material value to the Company;

(v)

the Company has not issued, sold or transferred any Equity Interests in the Company (including the Membership Interests) or other equity securities, securities convertible into any equity securities or warrants, options or other rights to any equity in the Company;

(vi)	the Company has not redeemed or purchased any Equity Interests of the Company;
(vii)	the Company has not made any capital expenditures or commitments therefor in excess of $10,000 individually or $25,000 in the aggregate;
(viii)	the Company has not acquired any Person or business (whether by the acquisition of Equity Interests, the acquisition of assets, merger or otherwise);
(ix)

the Company has not entered into any or modified any existing employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer, member or employee of the Company, other than minor, ordinary course adjustments (if any);

(x)

the Company has not adopted, amended or terminated any Employee Plan or any Multiemployer Plan or increased any benefits under any Employee Plan or any Multiemployer Plan or granted or increased the amounts of any vacation pay, sick pay, bonus, severance, incentive, disability, profit sharing or other payments;

(xi)	the Company has not amended or modified or authorized any amendment or modification to the Organizational Documents of the Company;
(xii)	the Company has not introduced any significant change with respect to the operation of the Business, including the Company’s method of accounting or principles or practices for financial accounting;
(xiii)	the Company has not terminated, or amended or modified in any material respect, any material Contract or instrument of the Company;
(xiv)

the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Legal Action in respect of Taxes or entered into any Contract in respect of Taxes with any Authority;

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(xv)

the Company has not increased the compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent other than in the ordinary course of business, (ii) any director or officer of the Company or (iii) any Affiliate of Seller or the Company;

(xvi)

no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) in writing the coverage of any claim pending under any liability policy or (ii) has provided any written notice of cancellation or any other indication that it plans to cancel any liability policy or raise the premiums in a non-ordinary course manner or materially alter the coverage under any liability policy;

(xvii)

the Company has not written off as uncollectible any accounts receivable, modified or cancelled any material third-party Indebtedness or written up or written down any of its material assets or revalued its inventory; or

(xviii)	the Company has not entered into any Contract with respect to any of the matters referred to in this Section 4.05(c).
(d)

The Company has no material Liabilities except for (i) Liabilities reflected on and reserved against in the face of the Interim Financial Statements and (ii) that have been incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and are not, individually or in the aggregate, material to the Company.

Section 4.06         Material Contracts.

(a)

Section 4.06 of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts (including descriptions thereof in the case of oral Contracts) to which the Company is currently party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i)	each Contract of the Company involving annual consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company either without penalty or with less than 90 days’ notice;
(ii)	all Contracts with third party vendors that require the Company to purchase its total requirements of any product or service from such third-party vendor;
(iii)	all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or environmental liability of any Person;
(iv)	all Contracts that relate to the acquisition or disposition of any Person, Equity Interests in any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, or agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(vi)

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or with less than 90 days’ notice;

(vii)	except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company, entered into in the ordinary course;
(viii)	all Contracts that by their terms limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(ix)	any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement between the Company and a third party;
(x)	all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

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(xi)	any Contract concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;
(xii)

any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s current or former directors, shareholders, officers or employees, consultants or independent contractors;

(xiii)

any Contract (including an Employee Plan) providing for the employment or consultancy (including on an independent contractor basis) of an individual (or, in the case of a consultant or independent contractor, an entity) on a full-time, part- time, consulting or other basis or otherwise providing compensation or other benefits to any director, shareholder, officer, member, manager, employee or consultant; and

(xiv)	any other Contract that is material to the operation of the Business and not previously disclosed pursuant to this Section 4.06.
(b)

Each Material Contract is valid and binding on the Company in accordance with its terms and, to the Seller’s knowledge, each other party thereto, and is in full force and effect. None of the Company or, to the Seller’s knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any material right or obligation or the loss of any benefit thereunder. Seller has made available to Purchaser complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 4.07         Clients and Suppliers.

(a)

Section 4.07 of the Disclosure Schedule sets forth a correct and complete list of the top 15 most significant clients (determined by dollar amount of revenue for the 12 months ended December 31, 2024 and 2 months ended February 28, 2025). Since February 28, 2025, no such client has canceled or otherwise terminated, or to the Seller’s knowledge, threatened to cancel or otherwise terminate, its relationship with the Company. Since February 28, 2025, none of Seller or the Company has received any written notice that any such client may cancel or otherwise modify or limit its relationship with the Company, or its usage or purchase of the services of the Company either as a result of the transactions contemplated hereby or otherwise.

Section 4.08         Indebtedness.

(a)

Section 4.08(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company and, with respect to Indebtedness for borrowed money, if any, sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and the outstanding principal and accrued and unpaid interest as of the First Closing Date

(b)

Section 4.08(b) of the Disclosure Schedule set forth the items (if any) of Indebtedness that Purchaser and Seller agree are permitted and shall remain the responsibility of Company and Purchaser following Closing (the “Permitted Indebtedness”).

Section 4.09         Title and Sufficiency of Assets; Real Property.

(a)

The Company has sufficient title to all assets, or a valid leasehold interest in, easement or right to use, all of its properties and assets reflected in the Financial Statements and those acquired since the Latest Balance Sheet Date (except properties and assets disposed of in

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the ordinary course of business since the Latest Balance Sheet Date), and none of such properties and assets is subject to any Liens other than Permitted Liens. The properties and assets of the Company that are material to operate the Business as currently conducted by the Company are in good operating condition, normal wear and tear excepted. Since January 1, 204, there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the properties and assets of the Company. The properties and assets of the Company are sufficient for Purchaser to carry on the Business from and after the Second Closing Date in the same manner as presently carried on by the Company.

(b)

The Company does not own any real property. Section 4.09 of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other occupancy agreements under which the Company leases or otherwise occupies real property (each, as the same has been amended, a “Real Property Lease”) and the address of the real property subject to each Real Property Lease (each, a “Leased Real Property”). Prior to the date hereof, Seller has provided Purchaser access to a true, correct and complete copy of each Real Property Lease, if any, including all amendments, extensions, renewals, guaranties relating to each Real Property Lease, and each Real Property Lease constitutes the entire agreement between the Company, on the one hand, and each landlord, subtenant or sublandlord, on the other hand, with respect to the Leased Real Property. Assuming good title in the respective landlords, subtenants or sublandlords, each Real Property Lease is a valid and binding obligation of the Company, is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Legal Action at Law or in equity) and neither the Company, nor to the Seller’s knowledge, any counterparty to any Real Property Lease is in material breach, violation or default under any Real Property Lease in any respect and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or, to the Seller’s knowledge, any counterparty thereto. The Company has a valid leasehold interest in and to the Leased Real Property free and clear of Liens other than Permitted Liens.

(c)	The Company is not a sublessor or grantor under any sublease or other Contract granting to any other Person the right to possess, lease or occupy the Leased Real Property.
(d)

To the Seller’s knowledge, there is no pending or threatened, (i) appropriation, condemnation or like action materially affecting the Leased Real Property or (ii) sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(e)	All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company in the conduct of the Business are included in the Leased Real Property.

Section 4.10         Compliance with Laws; Permits.

(a)

(i) The Company is, and at all times has been, in compliance with all Laws applicable to the Company or the assets, or operation of the business, of the Company, except for any non-compliance that does not, and would not reasonably be expected to, with the passage of time, have a Material Adverse Effect; (ii) the Company has not at any time received any notice, whether written or oral, alleging any noncompliance by the Company with respect to any such Law; and (iii) no investigation by any Authority regarding a violation of any such Law is pending or, to the Seller’s knowledge, threatened.

(b)

All material Permits required for the Company to conduct its business as currently conducted have been obtained by the Company. All Permits of the Company are valid and in full force and effect, and the Company is, and at all times has been, in compliance with

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all such Permits. To Seller’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of such Permits. The sale of the Membership Interests to the Purchaser will not revoke, suspend or limit such Permits. All such Permits will continue in full force and effect after giving effect to the Closing and the transactions contemplated hereby and by the other Transaction Documents.

Section 4.11         Legal Proceedings; Governmental Orders.

(a)

There is no Legal Action pending or, to the Seller’s knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or the Business), or (ii) against the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor.

(b)

(i) Section 4.11(b) of the Disclosure Schedule sets forth a correct and complete list of all outstanding Orders applicable to the Company or the assets, or operation of the business, of the Company, and (ii) the Company is in compliance with the terms of each such outstanding Order.

Section 4.12         Tax Matters.

(a)

All Tax Returns required to be filed by, or on behalf of, the Company on or prior to the date hereof are true, correct and complete in all material respects, have been prepared in compliance with all applicable Laws, and have been duly and timely filed (taking into account any applicable extensions);

(b)

The Company has paid all Taxes that were due and payable by the Company on or prior to the date hereof, including all disputed Taxes for which the Company is seeking a refund, and the Seller has paid all income Taxes that were due and payable on or before the date hereof with respect to his allocable share of the Company’s income, gains, deductions and credits;

(c)

All Taxes which the Company is required by Law to withhold and/or collect at or prior to Closing have been withheld or collected and paid over, in each case, in a timely manner, to the proper Taxing Authorities, in each case in all material respects.

(d)

The Company has made available to Purchaser correct and complete copies of all recent Tax Returns filed with respect to the Company, and all examination reports and statements of deficiencies assessed against or agreed to by the Company;

(e)

No Tax deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Taxing Authority against the Company or against the Seller with respect to his allocable share of the Company’s income, gains, deductions and credit. Neither the Company nor the Seller is the subject of any audit or other proceeding in respect of payment of Taxes for which the Company may be directly liable and to Seller’s knowledge, no such proceeding has been threatened. No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to the filing of any Tax Return with respect to the Company or the payment by, or assessment against, the Company for any Tax for which the Company may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding other than a valid application for extension of time for the Company to file its Tax Returns for the 2024 tax year;

(f)	No Legal Actions have been asserted or are threatened against the Company in respect of any Tax for which the Company may be liable;
(g)	[Omitted.]

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(h)

None of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code; none of the assets of the Company directly or indirectly secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code; and there are no Liens for Taxes as of the Second Closing Date upon any of the assets of the Company, except for statutory Liens for Taxes not yet due or delinquent;

(i)

The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise;

(j)

(i) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, and (ii) the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;

(k)	The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return;
(l)

No claim has ever been made by an Taxing Authority in writing against the Company in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction or such Taxing Authority;

(m)

Section 4.12(m) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company currently files Tax Returns relating to the Business;

(n)

The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or similar provision of state, local or foreign law);

(o)

The Company has not been notified in writing of any Tax claims, audits, or examinations that are proposed or pending with respect to the Company or the Business. No closing agreement or similar binding agreement relating to Taxes has been entered into by the Company with respect to the Business. No written notice of any unpaid assessment relating to Taxes has been received by the Company with respect to the Business; and

(p)	There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

Section 4.13         Intellectual Property.

(a)

Section 4.13 of the Disclosure Schedule contains a true, correct and complete list (showing in each case the applicable registered owners and registration or application number) as of the First Closing Date, of all Registered Intellectual Property. All Registered Intellectual Property that is material to the conduct of the Business is subsisting, valid and enforceable. The Company exclusively owns or licenses or otherwise has sufficient rights to use, the Intellectual Property that is used in the conduct of the Business as it is currently conducted as of the First Closing Date, free and clear of all Liens (other than Permitted Liens). To Seller’s knowledge, no Person has infringed upon or misappropriated any Owned Intellectual Property, nor has the Company infringed upon or misappropriated any Intellectual Property of any other Person. The Company has not received written notice that it has infringed upon or misappropriated any Intellectual Property of any other Person or that any Owned Intellectual Property is invalid or unenforceable. The consummation of the transactions contemplated by this Agreement or any other Transaction Document will not result in the loss or impairment of any Intellectual Property right of the Company in or to any Owned Intellectual Property.

(b)

Seller and the Company have taken commercially reasonable steps to protect and maintain any trade secrets contained in the Owned Intellectual Property, to the extent that failure to protect or maintain such trade secrets would cause a Material Adverse Effect. All registration, renewal and maintenance fees in respect of the Registered Intellectual Property which were due prior to the First Closing Date, if any, have been duly paid.

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(c)

All current employees, independent contractors, or service providers of the Company who contributed to the development of any Owned Intellectual Property used in connection with the Business (if any) have assigned all ownership of such Owned Intellectual Property to the Company or such Owned Intellectual Property is owned by the Company as a “work for hire”.

(d)	The Company has the rights to use all domain names currently used for the Business, each of which is listed on Section 4.13 of the Disclosure Schedule.

Section 4.14         Employee Plans.

(a)

Section 4.14(a) of the Disclosure Schedule sets forth a list of all material Employee Plans. None of the Employee Plans has undergone within the last four years or is undergoing an audit or investigation (nor has notice been received of a potential audit or examination) by either the IRS, the United States Department of Labor or any other Authority.

(b)

With respect to each Employee Plan, complete and correct copies of the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Employee Plan and, in the case of any Employee Plan that is not in written form, a description of all material aspects of such plan;

(c)

With respect to each Employee Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code; (ii) no Legal Actions (other than routine claims for benefits) are pending, or to the Seller’s knowledge threatened; (iii) all material premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating thereto as of the First Closing Date have been made or properly accrued in accordance with GAAP; (iv) all material reports, returns and similar documents required to be filed with any Authority or distributed to any plan participant have been duly filed or distributed; and (v) no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in a material liability to the Company or Purchaser or any of its Affiliates.

(d)

With respect to each Employee Plan intended to qualify under Section 401(a) of the Code (if any), (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened and, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e)

No Employee Plan is nor was within the past six years, nor do Seller, the Company or any of their ERISA Affiliates have or reasonably expect to have any liability or obligation under, (i) any employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA; or (ii) any Multiemployer Plan.

(f)

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any current or former employee, consultant, officer or director of the Company to severance pay, (ii) result in any payment from the Company or any of the Company’s Affiliates becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or consultant of the Company, (iii) increase any benefits otherwise payable under any Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of the Company’s Affiliates to any current or former employee, officer, director or consultant of the Company or (v) result in any forgiveness of indebtedness,

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trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on the Company’s right to administer, amend or terminate any Employee Plan.

(g)

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)

No Employee Plan provides health, medical, or death benefits to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or as required to avoid the excise Tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i)

The Company and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance, in all material respects, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to material penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws.

(j)

Each Employee Plan subject to Section 409A of the Code is in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No payment pursuant to any Employee Plan or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or other equity award, would subject any person to Tax pursuant to Section 409A of the Code.

Section 4.15         Employees; Employee Relations.

(a)

The Seller has provided the Purchaser an accurate list of all persons who are directors, officers, employees, independent contractors or consultants of the Company as of the First Closing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position, if applicable (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive- based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the First Closing Date. As of the First Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the First Closing Date have been paid in full or accrued for on the applicable balance sheet of the Company or are payable pursuant to Article II hereof. No officer or key employee of the

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Company has given written notice to the Company or Seller that such person intends to terminate his or her employment with the Company.

(b)

There are no Legal Actions currently pending against the Company or, to the Seller’s knowledge, threatened, arising out of any Laws pertaining to employment or employment practices as such Laws pertain to any current or former employee of the Company. Except as provided in Section 4.11 above of the Disclosure Schedule, the Company is not currently subject to any settlement or consent decree with any present or former employee, employee representative or any Authority relating to claims of discrimination or other claims in respect to employment practices and policies; and the Company is not currently subject to any Order with respect to the labor and employment practices (including practices relating to discrimination) of the Company specifically. The Company has not received written notice of the intent of any Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company with respect to or relating to such Laws and to the Seller’s knowledge, no such investigation is in progress. The Company has not incurred in the three years prior to the First Closing Date, and will not incur as a result of Seller’s execution of this Agreement, any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar applicable state laws.

Section 4.16         Accounts Receivable.

(a)

All accounts receivable and unbilled invoices (collectively, “Receivables”) reflected on the Latest Balance Sheet and in the records and books of account of the Company since the Latest Balance Sheet Date through the Second Closing Date as being due to the Company have arisen in the ordinary course of business, represent enforceable obligations to the Company arising from sales actually made or services actually performed by the Company in the ordinary course of business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Second Closing Date in a manner consistent with past practice, have been, or will be, to the Seller’s knowledge, current and collected or are, or will be, to the Seller’s knowledge, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the 90th day following the Second Closing Date) and to Seller’s knowledge are not and will not be subject to any contests, claims, counterclaims or setoffs. There has been no material adverse change since the Last Balance Sheet Date in the amount or collectability of the Receivables due to the Company or the related provisions or reserves from that reflected in the Latest Balance Sheet. Section 4.16 of the Disclosure Schedule contains a complete and correct list of all Receivables as of the Last Balance Sheet Date, which list sets forth the aging of each Receivable. Except as set forth on Section 4.16 of the Disclosure Schedule, (i) No account debtor or note debtor is delinquent for payments in excess of $2,500 or for more than 90 days, (ii) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) to Seller’s knowledge, no account debtor or note debtor is insolvent or bankrupt.

Section 4.17         Insurance.

(a)

Section 4.17 of the Disclosure Schedule sets forth a correct and complete list and description of all insurance policies and other forms of insurance related to the ownership and operation of the Business, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement from January 1, 2020 through the First Closing Date.

(b)

All such insurance policies are in full force and effect; all premiums due thereon have been paid by the Company through the Second Closing Date; and the Company is otherwise in compliance with the terms and provisions of such policies. Furthermore: (i) the Company

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has not received any notice of cancellation or nonrenewal of any such policy or arrangement nor, to the Seller’s knowledge, is the termination of any such policy or arrangement threatened; (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements; (iii) the Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect; and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting the Company.

Section 4.18         No Illegal Payments, Etc.

(a)

Neither the Company nor any of its directors, officers, managers, employees, agents or members has, to Seller’s knowledge: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, client, governmental official or employee or other Person in order to obtain favorable treatment for the Company (or assist in connection with any actual or proposed transaction with the Company) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any Legal Action or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose on behalf of the Company or as part of the duties of their employment with the Company.

Section 4.19         Books and Records.

(a)

The Books and Records and other financial records of the Company (i) are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in all material respects in accordance with historical business and accounting practices. All transactions of the Company have been accurately and correctly recorded in the Books and Records of the Company in all material respects. At the Closing, all of the Books and Records of the Company will be in the possession or control of the Company.

Section 4.20         Bank Accounts and Powers of Attorney.

(a)

Section 4.20 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Section 4.20 of the Disclosure Schedule. Except as disclosed on Section 4.20 of the Disclosure Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.

Section 4.21         Related Party Transactions.

(a)

Except as disclosed in Schedule 4.21, there are no Related Party Transactions currently in effect or that were entered into (whether or not still in effect) since January 1, 2020, other that payments or other consideration in connection with Seller’s employment by the Company or under Employee Plans.

Section 4.22         Broker or Finder.

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(a)	No agent, broker, investment banker or financial advisor will be entitled to any broker’s or finder’s fee or commission in connection with the transactions contemplated under this Agreement.

Section 4.23         Privacy and Data Security.

(a)

The Company and the conduct of the Business are in material compliance with, and have been in material compliance with, all Data Privacy and Security Requirements. The Company generally has in all material respects, whether formal or informal, implemented and maintained a security plan which implements and monitors commercially reasonable administrative, technical, and physical safeguards reasonably designed to ensure that Personal Data within the Company’s possession or control is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse (such plans, collectively, the “Security Practices”). The Company’s Security Practices conform, and at all times have conformed, in all material respects with any public information security statements made by the Company. Except as set forth on Section 4.23 of the Disclosure Schedules, to Seller’s knowledge there have not been any actual, alleged or suspected incidents of data security breaches, unauthorized access or use of any of the Company Software or Business Systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data. There have not been any claims, allegations, investigations, inquiries, or complaints (whether by a Governmental Authority or any other Person) relating to Data Privacy and Security Requirements. The Transactions will not result in any liabilities in connection with any Data Privacy and Security Requirements.

Section 4.24         No Untrue Statements.

(a)

To Seller’s knowledge, no representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, any other Transaction Document or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement or otherwise contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 4.25         Exclusivity of Representations.

(a)

Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), in the Transaction Documents and any certificate delivered in accordance herewith, none of the Company, the Seller or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Company or the Seller, or any of their respective Affiliates, including with respect to the Membership Interests or their respective assets and liabilities, and Seller hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Seller, the Company, or any other Person.

Article V.         REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the First Closing Date and Second Closing Date:

Section 5.01         Organization and Business; Power and Authority; Non-Contravention.

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(a)

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and possesses full corporate right, power and authority to own, lease and operate its assets as now owned or leased and operated, and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned, leased or operated by Purchaser requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser.

(b)

Purchaser has full power and authority to enable it to execute and deliver, and to perform its obligations under, this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is a party have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and such other Transaction Documents have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

Section 5.02         No Conflicts; Consents.

(a)

Neither the execution, delivery or performance by Purchaser of this Agreement or any Transaction Document to which Purchaser will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i)	conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser or any resolutions adopted by the board of directors of Purchaser;
(ii)

conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Purchaser or the assets, or operation of the business, of Purchaser;

(iii)

(A) conflict with or result in a violation or breach of, (B) constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or (D) require the consent of, or the giving of notice to, any other Person under, any Contract to which Purchaser is a party or is bound or to which any of the properties or assets of Purchaser are subject, or any Permit affecting the properties, assets or business of Purchaser; or

(iv)	result in the creation or imposition of any Lien on any properties or assets of Purchaser.
(b)

No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

Section 5.03         Broker or Finder.

(a)

No agent, broker, investment banker or financial advisor engaged by or on behalf of Purchaser or any of its Affiliates is or will be entitled to a broker’s or finder’s fee or commission in connection with the transactions contemplated hereby or the execution, delivery or performance of this Agreement.

Section 5.04         Legal Actions.

(a)	There are no Legal Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

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Section 5.05         Material Changes; Undisclosed Events; Liabilities or Developments.

(a)

Since the date of inception of Purchaser (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Purchaser’s financial statements pursuant to GAAP ; (iii) the Purchaser has not altered its method of accounting; (iv) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Purchaser has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Purchaser equity compensation plans and (vi) no officer or director of the Purchaser has resigned from any position with the Purchaser.

Section 5.06         Compliance.

(a)

Neither the Purchaser nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Purchaser or any Subsidiary under), nor has the Purchaser or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect

Section 5.07         Solvency.

(a)	Purchaser is financially solvent and has sufficient funds, and will maintain sufficient funds, to pay all Purchase Price obligations when due under this Agreement.

Article VI.         COVENANTS

Section 6.01         Operation and Management of Business.

(a)

Following the Second Closing and through the end of the Earnout Period (or any earlier termination of Seller’s employment with the Company), the Parties agree that the Business will be conducted in accordance with the provisions of this Section 6.01. Purchaser acknowledges and agrees that the covenants set forth in this Section are intended to enable Seller to manage the Business in such a manner as to have sufficient operational control during the Earnout Period to conduct the Business in a manner that in Seller’s reasonable discretion is in the best interest of the Business and achieving certain metrics set forth in Exhibit A, receive payment of the Full Earnout Amount, and that Seller would not have entered into this Agreement or sold and transferred the Membership Interests to Purchaser in the absence of the covenants set forth in this Section 6.01.

(b)	Throughout the Earn-Out Period:
(i)	Purchaser shall permit Seller to maintain his position as President and Chief Executive Officer of the Company and as the senior-most executive officer of the Company.
(ii)	Purchaser shall permit Seller to continue to manage all aspects of the Business, subject only to Purchaser’s right to approve the matters set forth in Section 6.01(c)

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below, including without limitation all matters in relation to retention or termination of Company employees, selecting and managing new and existing customer engagements, marketing and promoting the Company’s services, and managing the Company’s office facilities and administrative operations.

(iii)

Purchaser shall not cause any asset of the Company to be assigned or transferred out of the Company, including by way of a distribution or dividend to Purchaser or its Affiliates, or any Company Assets to be pledged or otherwise become subject to any Lien (other than Permitted Liens); provided however that Purchaser may cause the Company to distribute Excess Cash to Purchaser not more than once per calendar quarter. “Excess Cash” means any Cash held by the Company that Seller and Purchaser, acting reasonably and in good faith, mutually agree is not required to support the Company’s operations during the next two calendar quarters in accordance with the Approved Budget.

(c)

Seller agrees not to cause the Company to undertake any of the following without the prior written approval of Purchaser, not to be unreasonably withheld, (which shall be deemed given if so stated in a written or electronic communication from Purchaser’s Chief Executive Officer):

(i)

Adopt a budget for the Company’s ongoing or next subsequent fiscal year (any such budget, once approved by Purchaser, is referred to herein as the “Approved Budget”) or modify by more than $25,000 any line item included in the Approved Budget for any fiscal year;

(ii)	Incur any capital expenditure or other expense not contemplated in the Approved Budget in an amount exceeding $10,000 in any instance or $50,000 in the aggregate in any fiscal year;
(iii)	Hire, terminate or make compensation decisions for any officer or employee with base annual compensation in excess of $100,000;
(iv)	Enter into any new, or modify the existing, real property lease;
(v)	Incur Indebtedness in an amount exceeding $25,000 in the aggregate in any fiscal year;
(vi)	Cause any Company Assets to be pledged or otherwise become subject to any Lien (other than Permitted Liens);
(vii)	Make any change to the Company’s Organizational Documents;
(viii)	Issue any Equity Interest; or
(ix)	Enter into any Contract or commitment in respect of any of the matters set forth in the foregoing clauses (i)-(vii).

Section 6.02         Agreement to Cooperate.

(a)

If and for so long as Purchaser or the Company is actively contesting or defending against any Legal Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Company or the Business relating to periods prior to the Second Closing Date, Seller will cooperate in the contest or defense and provide such testimony as may be required by Purchaser in connection with the contest or defense at the cost and expense of Purchaser (unless and to the extent Purchaser is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne by Seller).

Section 6.03         Tax Matters.

(a)

Responsibility for Filing Tax Returns for Periods through Second Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Second Closing Date that relate to Pre-Closing Tax Periods (other than in respect to Tax Returns for the 2024 Tax Period, which shall be the sole

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responsibility and discretion of Seller, subject to reasonable advanced notice and review by Purchaser), and Purchaser shall permit Seller to review and comment on each such Tax Return with respect to a Pre-Closing Tax Period at least fifteen days prior to filing and shall make such revisions as are reasonably requested by Seller; provided, however, that notwithstanding the foregoing, (i) Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company that are filed after the Second Closing Date that relate to Tax periods ending on or before the Second Closing Date (a “PreClosing Period Tax Return”), which shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law; and (ii) Seller shall permit Purchaser to review and comment on each such Tax Return at least fifteen days prior to filing If Purchaser disputes any item on such PreClosing Period Tax Return, it shall notify the Seller in writing prior to the expiration of said 15-day period of such disputed item (or items) and the basis for its objection. If Purchaser does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive for purposes of this Section 6.03(a). Purchaser and the Seller shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Tax Return. If Purchaser and the Seller cannot resolve any disputed item(s), the item in question shall be resolved by the Independent Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 6.03(a) The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Seller. The Seller shall timely fill all such Pre- Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return is filed after the Second Closing Date and the Seller is not authorized to execute and file such Pre- Closing Period Tax Return by applicable Law, Purchaser shall execute and file (or cause to be filed) such PreClosing Period Tax Return (as finally determined pursuant to this Section 6.03(a)) with the applicable Taxing Authority.

(b)

Cooperation on Tax Matters. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns by the Company pursuant to this Agreement and any audit, Legal Action or other proceeding with respect to any Taxes for which the Company or the Seller may be liable pursuant to this Agreement (including any liability of the Seller pursuant to Article VII of this Agreement). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent such books and records are not transferred to Purchaser at or following Closing, Seller agrees to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Company or its assets relating to any taxable period beginning before the Second Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

(c)

Certain Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid in equal amounts by Purchaser and Seller when they become due. The party legally responsible for filing any Tax Return

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with respect to each applicable Transfer Tax shall file all necessary Tax Returns and other documentation with respect to such Transfer Tax and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in obtaining any available exemptions with respect to Transfer Taxes, and to otherwise minimize the amount of any Transfer Taxes due.

(d)

Allocation of Straddle Period Tax. For purposes of determining the amount of Taxes that are attributable to the Pre-Closing Tax Period with respect to any taxable period that includes (but does not end on) the Second Closing Date (a “Straddle Period”), (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period (excluding any increase in Taxes for the period as a result of the transfer of the Membership Interests pursuant to this Agreement) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Second Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, but including the California minimum tax and LLC fee for the 2025 taxable year, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Second Closing Date.

(e)

Tax Contests. Purchaser shall deliver a written notice to the Seller in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Seller may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Purchaser or the Company) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses, if any (the “Tax Claim Notice”).

(i)

With respect to Tax Contests for Taxes of the Company for a taxable period ending on or before the Second Closing Date, the Seller may elect to assume and control the defense of such Tax Contest by written notice to Purchaser within sixty (60) days after delivery by Purchaser to the Seller of the Tax Claim Notice. If the Seller elects to assume and control the defense of such Tax Contest, he (A) shall bear her own costs and expenses, (B) shall be entitled to engage her own counsel and (C) may (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner, and Purchaser shall (and shall cause its Affiliates including the Company) to cooperate with the Seller in pursuing such Tax Contest (including by providing appropriate powers of attorney and executing any and all agreements, instruments and other documents that are necessary or appropriate in connection with the settlement or compromise of any Tax Contest). If the Seller elects to assume the defense of any Tax Contest, the Seller shall keep Purchaser reasonably informed of all material developments and events relating to such Tax Contest, and Purchaser shall have the right to participate in (but not control) the defense of such Tax Contest at its own cost and expense.

(ii)

In connection with any Tax Contest that relates to Taxes of the Company for a taxable period ending on or before the Second Closing Date that the Seller does not elect to control pursuant to Section 6.03(e)(i) above, such Tax Contest shall be controlled by Purchaser (at its own cost and expense) and the Seller agrees to cooperate with Purchaser in pursuing such Tax Contest, provided, however, that none of Purchaser or its Affiliates (including the Company) shall enter into any settlement or compromise with respect to any such Tax Contest that relates to Taxes of the Company for a taxable period ending on or before the Second Closing Date

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without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any Tax Contest that is described in this Section 6.03(e)(ii) and controlled by Purchaser, Purchaser shall keep the Seller reasonably informed of all material developments and events relating to such Tax Contest and, at its own cost and expense, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest.

(iii)

Purchaser and the Seller shall jointly control (at each party’s own cost and expense) all Tax Contests relating to Straddle Periods of the Company. The Parties agree to cooperate with each other in pursuing any such Tax Contest (including by Purchaser providing or causing to be provided powers of attorney) and neither Purchaser nor the Seller shall (or shall permit any of their Affiliates including the Company) to settle a Tax Contest relating to a Straddle Period of the Company without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)

Exclusivity. Notwithstanding anything to the contrary contained in this Agreement, Section 6.03(e) shall be the exclusive means by which a Party to this Agreement may seek indemnification relating or attributable to Taxes or Tax Returns (except for any breach or inaccuracy of any representation relating to Taxes set forth in Section 6.03(e), which shall be governed exclusively by Section 7.05).

(g)

Limitation on Actions. Without the prior written consent of the Seller, Purchaser will not (and will not permit the Company or Affiliate of Purchaser, to), in respect of any Pre- Closing Tax Period of the Company:

(i)

Make, revoke or amend any election relating to Taxes, including any election under Section 338(g) of the Code, or pursuant to Treasury Regulations Section 301.7701- 3 with an effective date earlier than two (2) days after the Second Closing Date;

(ii)	amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Returns;
(iii)	extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency;
(iv)	settle or compromise any Tax Contest; or
(v)	initiate discussions or examinations with any Taxing Authority with respect to Taxes.

Section 6.04         Public Announcements.

(a)

Unless otherwise required by applicable Law (based upon the reasonable advice of counsel) or any rules or requirements of any stock exchange or regulatory or other supervisory body or authority of competent jurisdiction, no Party to this Agreement shall make any public announcements in respect of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.05         Confidentiality.

(a)

Seller understands and acknowledges that for a period commencing on the Second Closing Date and ending on the fifth anniversary thereof (the “Restricted Period”), he will have access to and learn about Confidential Information, as defined below.

(b)

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, proprietary information about the Business not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business

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processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

(c)

Seller understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(d)

Seller understands and agrees that Confidential Information includes information developed by Seller in the course of her employment by the Company about the Business as if the Company furnished the same Confidential Information to Seller in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Seller or thereafter becomes generally available to or known by the public thereafter (other than as a direct or indirect result of Seller’s breach of her obligations hereunder), information in the Seller’s possession free of any obligation of confidence at the time of disclosure thereof or information developed by Seller independently of and without reference to any Confidential Information, in each case, not otherwise related to her employment by the Company or the performance of her obligations hereunder.

(e)

Company Creation and Use of Confidential Information. Seller understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in respect of the Business. Seller understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information in respect of the Business. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(f)

Disclosure and Use Restrictions. Seller agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the Business and, in any event, not to anyone outside of the direct employ of the Company, Purchaser and their affiliates except as required in the performance of Seller’s authorized employment duties to the Company and its affiliates or with the prior consent of Purchaser in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and

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not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company and its affiliates, except as required in the performance of Seller’s authorized employment duties to the Company and its affiliates or with the prior consent of the Purchaser in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, or to Seller’s professional advisors who have a need to know and are bound by professional confidentially restrictions, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Seller shall promptly provide written notice of any such order to Purchaser.

(g)

Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, Seller will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Seller files a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, Seller may disclose the Company’s or its affiliates’ trade secrets to Seller’s attorney and use the trade secret information in the court proceeding if Seller files any document containing trade secrets under seal and does not disclose trade secrets, except pursuant to court order.

Section 6.06         Restrictive Covenants.

(a)

Acknowledgement. Seller acknowledges (i) the covenants of the Seller set forth in this Section 6.06 and Section 6.05 above are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement, (ii) this Section 6.06 and Section 6.05 constitute independent covenants that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser and (iii) the covenants set forth in this Section 6.06 and Section 6.05 are reasonable (with respect to scope, duration and otherwise) and are necessary to protect and preserve the Business. Moreover, the Seller agree that if the scope of any covenant set forth in this Section 6.06 and Section 6.05 shall be held to be too broad to be enforceable under Delaware law, then such covenant shall only be enforceable to the extent allowed under Delaware law and any unenforceable part of such covenant shall be deemed not to be contained in such covenant.

(b)

Non-Solicitation of Employees. During the Restricted Period, Seller agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person who is an employee of the Company. Notwithstanding the foregoing, nothing shall prohibit Seller from general solicitation not otherwise targeted to any specific employee(s) of the Company, in a periodical of general circulation or on the internet.

(c)

Non-Solicitation of Customers. Seller understands and acknowledges that because of Seller’s experience with and relationship to the Company, Seller will have access to and learn about much or all of the Company’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer. Seller understands and

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acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. Seller agrees and covenants, during the Restricted Period, not to directly or indirectly solicit the customers who are current customers or Prospective Customers of the Company for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or directly or indirectly induce the termination of the current customers or Prospective Customers of the Company as of the Termination Date to terminate their business with the Company. “Prospective Customers” shall mean any and all persons or entities with whom the Company has engaged in substantial discussions for the provision of services. Notwithstanding the foregoing, nothing shall prohibit Seller from publishing in a periodical of general circulation or on the internet.

Section 6.07         Further Assurances.

(a)

From and after the Second Closing, each of the parties hereto shall, and shall cause its Affiliates to, from time to time at the reasonable request of another party, without any additional consideration, furnish such requesting party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the transactions contemplated hereby and thereby.

Section 6.08         D&O Indemnifications.

(a)

From and after the Second Closing Date, Purchaser shall not, and shall cause the Company not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director or officer of the Company at any time prior to the Second Closing Date (each, a “D&O Indemnified Person”) to be indemnified under any applicable Law, the organizational documents of the Company, or contractual indemnification agreements in place and disclosed to Purchaser, as applicable, as they existed as of the Second Closing Date, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring) or Legal Actions, arising out of or pertaining to matters existing or occurring at or prior to the Second Closing Date and relating to the fact that the D&O Indemnified Person was a director or officer of the Company or any of the Company Subsidiaries prior to the Second Closing Date.

Article VII.         INDEMNIFICATION

Section 7.01         Survival Period.

(a)

Subject to the other terms and conditions of this Article VII, each of the representations and warranties set forth in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive (together with any right to assert a claim under Section 7.02(a)(i) or Section 7.03(a)(i), as applicable) the Second Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is twelve (12) months after the Second Closing Date; provided, however, that the representations and warranties set forth in (i) Section 3.01, Section 3.02, Section 4.01, Section 4.02, Section 4.04, Section 4.22, Section 5.01, Section 5.02, Section 5.03, Section 5.07 and Section 5.08 shall survive (together with any right to assert a claim under Section 7.02(a)(i)) and Section 7.03(a) indefinitely (the representations and warranties specified in this clause (i) the “Fundamental Representations”) and (ii) Section 4.12 and Section 4.13 shall survive

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(together with any right to assert a claim under Section 7.02(a)(i)) until 60 days after the expiration of the applicable statute of limitations.

(b)

Each of the covenants and other agreements contained in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement shall survive (together with any right to assert a claim under Section 7.02(a)(ii) or Section 7.03(a)(ii), as applicable) the Second Closing and the consummation of the transactions contemplated hereby until the later of the expiration of (i) its term and (ii) the applicable statute of limitations.

(c)

Notwithstanding anything to the contrary herein, (i) any Claim asserted pursuant to this Article VII by delivery of a Claim Notice prior to the expiration of the applicable survival period set forth in Section 7.01(a) or Section 7.01(b) shall survive until such Claim is fully and finally resolved, and (ii) the delivery of such a Claim Notice shall extend the applicable survival period until such Claim is fully and finally resolved, irrespective of whether the Party delivering such Claim Notice has initiated any Legal Action or otherwise taken any further action in connection with the matters constituting the basis for such claim.

Section 7.02         Seller’s Indemnification Obligations.

(a)

Subject to the other terms and conditions of this Article VII, from and after the Second Closing, Seller shall indemnify, defend, save and hold each Purchaser Indemnitee harmless against and from, and shall pay and reimburse each of the Purchaser Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, resulting from or arising out of:

(i)

any inaccuracy in or breach of any representation and warranty made by Seller contained in this Agreement, any other Transaction Document or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement;

(ii)	the breach by Seller of, or failure of Seller to comply with or fulfill, any of the covenants or obligations under this Agreement (including Seller’s obligations under this Article VII);
(iii)	any Transaction Expenses not discharged at or prior to the Second Closing, to the extent such Transaction Expenses are not included in the computation of Final Working Capital;
(iv)	any Pre-Closing Taxes, to the extent such Pre-Closing Taxes are not included in the computation of Final Working Capital; and
(v)	any ERISA Affiliate Liability arising prior to Second Closing. Section 7.03 Purchaser’s Indemnification Obligations.
(a)

Subject to the other terms and conditions of this Article VII, from and after the Second Closing, Purchaser shall indemnify, defend, save and hold each Seller Indemnitee harmless against and from, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, resulting from, arising out of or relating to:

(i)

any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement, in any other Transaction Document or in any other certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; and

(ii)

any breach by Purchaser of, or failure by Purchaser to comply with or fulfill, any of the covenants or obligations under this Agreement (including Purchaser’s obligations under this Article VII) or any other Transaction Document.

(iii)	operations of the Company, Purchaser or Business following Second Closing, provided such Losses were not directly caused by Seller’s intentional misconduct or gross negligence.

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Section 7.04         Limitation and Other Matters Relating to Indemnification.

(a)

Seller shall not be liable for any indemnification obligations pursuant to Section 7.02(a) above until the aggregate amount of Losses with respect to matters referred to in Section 7.02(a) above equals $30,000 (the “Seller Basket”), and once the Seller Basket is met, Seller shall be responsible for all Losses in excess of the Seller Basket, up to a maximum aggregate amount of Losses equal to $400,000 (the “Liability Cap”). Notwithstanding anything herein to the contrary, neither the Seller Basket nor the Liability Cap will apply (i) in the case of fraud, (ii) with respect to Seller’s indemnification obligations pursuant to any other provision of Section 7.02 above other than Section 7.02(a) above, (iii) with respect to any breach of or inaccuracy in the representations set forth in Section 4.12 above or (iv) with respect to any breach of or inaccuracy in any Fundamental Representation.

(b)

Purchaser shall not be liable for any indemnification obligations pursuant to Section 7.03(a) above until the aggregate amount of Losses with respect to matters referred to in Section 7.03(a) above equals $25,000 (the “Purchaser Basket”), and once the Purchaser Basket is met, Purchaser shall be responsible for all Losses from the first dollar, including all Losses that comprised a portion of the Purchaser Basket, up to a maximum aggregate amount of Losses equal to the Liability Cap. Notwithstanding anything herein to the contrary, neither the Purchaser Basket nor the Liability Cap will apply in the case of fraud or willful misconduct.

(c)

For the purposes of calculating the amount of Losses related to a breach of, any representation or warranty for the purposes of Section 7.02(a) above, any qualification as to materiality (but, for avoidance of doubt, not for purposes of determining whether any such breach has occurred), “Material Adverse Effect” or any other similar qualification or standard contained in Article III above or Article IV above of this Agreement or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement shall be disregarded (it being understood that the word “Material” in the defined term “Material Contracts” and the qualification as to “Material Adverse Effect” contained in Section 4.05(c) above shall not be disregarded for any of such purposes).

(d)

Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties shall not be limited by the fact that any Indemnified Party had constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by the other Party, its Representatives or any other Person) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the First Closing, but it shall be limited to the extent it can be demonstrated that such Indemnified Party had actual knowledge of such breach, event, or circumstance as of the First or Second Closing. For purposes of Purchaser’s “actual knowledge”, the actual knowledge of General Manager, Aaron Ealy shall be imputed to Purchaser.

(e)

Subject to the procedures and other limitations set forth herein, and only upon a mutually agreed upon or finally adjudicated indemnity Claim in Purchaser’s favor pursuant to Section 7.05, then, upon written notice to Seller, Purchaser may set off any amount to which it may be entitled from Seller under this Agreement against the Closing Cash Consideration Adjustment or Earn Out Payments. Neither the exercise nor failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if Purchaser sets off an amount pursuant to this Section 7.04(e) and it is later finally mutually determined by the Parties or pursuant to Legal Action that such setoff amount was in excess of the amount which Seller owed to Purchaser hereunder, whether due to insurance coverage pursuant to Section 7.06 below or otherwise, then Purchaser shall pay such excess amount to Seller as promptly as practicable.

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Section 7.05         Indemnification Procedures.

(a)

All claims for indemnification pursuant to this Article VII above shall be made in accordance with the procedures set forth in this Section 7.05. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article VII (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim; provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Action made or brought by any Person (other than a Purchaser Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Legal Action, and (B) in the case of a Claim other than a Third- Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party determines that it intends to seek indemnification for such Direct Claim; provided, however, that (1) no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure and (2) the right to indemnification of an Indemnified Party in connection with any Third-Party Claim shall not accrue until such Indemnified Party receives notice of the assertion or commencement of a Legal Action in connection with such Third-Party Claim. In respect to a Direct Claim, the Indemnifying Party shall have thirty (30) days after its receipt of such Claim Notice to respond in writing Claim. If the Indemnifying Party does not respond in writing within such thirty (30) day period to deny responsibility for all or some of the Losses in respect of such Claim, the Indemnifying Party shall be deemed to have accepted responsibility for such Claim. In the event the Indemnifying Party properly and timely disputes its responsibility for such Claim or some portion of the Losses thereof, then the Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any such Direct Claim or portion thereof for a period of 30 Business Days before commencing any Legal Action in connection with such Claim.

(b)

With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) that seeks any injunctive or other equitable relief against the Indemnified Party, (ii) that seeks monetary damages the amount of which would reasonably be expected to exceed any limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder, or (iii) that relates to or arises in connection with any criminal Legal Action. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel

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to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 7.05(b)), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of Purchaser and Seller shall reasonably cooperate with each other in connection with the defense of any Third- Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Action and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

(c)

Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that no such consent shall be required if such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(d)

Notwithstanding anything to the contrary in this Agreement, the procedures for all Tax Contests shall be governed exclusively by Section 6.03(e) and not this Section 7.05. For the avoidance of doubt, Section 6.03(e) above shall be the exclusive process by which a Party to this Agreement may seek indemnification relating or attributable to Taxes or Tax Returns and the provisions of this Section 7.05 shall not apply to any such indemnification except as provided in Section 6.03(f).

Section 7.06         Time for Payment of Claims; Insurance; Treatment of Indemnification Payments.

(a)

Except as otherwise set forth in this Article VII, any amount owing by any Person pursuant to this Article VII shall be paid within ten (10) Business Days after determination of such amount. The amount which an Indemnifying Party is required to pay to an Indemnified Party pursuant to this Article VII above shall be reduced by any insurance proceeds actually received by the Indemnified Party that actually reduce the amount of the Loss (net of any costs, expenses, premiums or taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof, and costs incurred in

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seeking such collection of proceeds)); provided, that the Indemnified Party shall not be required to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided, further, that the existence of a claim by an Indemnified Party for insurance or against a third party in respect of any Loss shall not delay any payment pursuant to the indemnification provisions contained in this Article VII above and otherwise determined to be due and owing by an Indemnifying Party. Notwithstanding the foregoing, if an Indemnifying Party pays an Indemnified Party an amount pursuant to this Article VII above which the Indemnified Party later actually recovers from insurance or another third party, the Indemnified Party shall promptly repay such amount to the Indemnifying Party, less the costs of recovery. All amounts paid by Purchaser or Seller pursuant to the indemnification provisions of this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes to the extent permitted by Law.

Section 7.07         Indemnification Exclusive Remedy.

(a)

Subject to Section 7.07(b) below, and except as provided in Section 7.05(d) above, from and after the Second Closing, the Parties acknowledge and agree that this Article VII above shall be the sole and exclusive remedy of the Indemnified Parties, including Purchaser and Seller, with respect to any claims for Losses for which indemnification is provided hereunder; provided, however, that nothing in this Section 7.07(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.04 or Section 8.10.

(b)

Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII above (including Section 7.04 and Section 7.07(a)) shall limit (i) the rights or remedies of any Person under this Agreement following the Second Closing Date based upon or in connection with fraud or intentional misconduct, (ii) any Party’s right to bring claims based on fraud or intentional misrepresentation with respect to this Agreement at any time following the Second Closing Date (which such right shall survive indefinitely or until the latest time permitted by applicable Law), or (iii) any Party’s right to obtain specific performance or other injunctive relief with respect to any such breach or alleged breach of any such covenant or agreement.

Article VIII.         MISCELLANEOUS

Section 8.01         Fees, Expenses and Other Payments.

(a)	All Transaction Expenses shall be borne solely and entirely by the Party that has incurred such costs and expenses.

Section 8.02         Notices.

(a)

All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be sent to such other person(s), address(es), email address(es) or facsimile number(s) as the Party to receive any such notice or communication may have designated by written notice to the other Party. Such notice shall be deemed given: (a) when received if given in person; (b) on the date of transmission if sent by facsimile, electronic mail or other wire transmission (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; (d) if sent domestically by a nationally recognized overnight delivery service, the first day following the date given to such overnight delivery service; and (e) if sent internationally by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service.

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If to Purchaser

Trucker Path Insurance, Inc.
45 W Buchanan Street

Phoenix, Arizona 85003

Attention: Trucker Path Insurance, General Manager
truckerpathinsurance@truckerpath.com

with copies:

Trucker Path

45 W Buchanan Street
Phoenix, Arizona 85003

Attention: Trucker Path Legal

truckerpathlegal@truckerpath.com

If to Seller	Truckers Best Insurance LLC

Section 8.03         Waivers; Amendments.

(a)

Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed, in the case of a waiver, by the Party against whom the waiver is to be effective, and, in the case of an amendment, modification, supplement or discharge, by Seller and Purchaser. No delay on the part of any Party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any other Transaction Document or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement or any other Transaction Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any Transaction Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

Section 8.04         Entire Agreement.

(a)

This Agreement (together with the other Transaction Documents and any other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the Parties, with respect to the subject matter hereof.

Section 8.05         Assignment.

(a)

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 8.05 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, following the expiration of the Earn Out Period, Purchaser may, without the prior written consent of Seller, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentences of this

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Section 8.05, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.06         Governing Law.

(a)

This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

Section 8.07         Jurisdiction; Forum.

(a)

The Parties agree that the appropriate and exclusive forum for any dispute between any of the Parties arising out of this Agreement shall be in any state or federal court in Charleston County, South Carolina, and the Parties further agree that the Parties will not (and will not permit their respective Affiliates to) bring suit with respect to any disputes arising out of this Agreement in any court or jurisdiction other than the above-specified courts; provided, however, that the foregoing shall not limit the rights of a Party to obtain execution of judgment in any other jurisdiction. The Parties waive any defense of inconvenient forum to the maintenance of any dispute so brought in the above-specified courts. The Parties further agree, to the extent permitted by applicable Law, that final and non-appealable judgment in any dispute contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties irrevocably consent to the service of process in any dispute by the mailing of copies thereof by registered or certified mail, return receipt requested, first class postage prepaid to the addresses set forth in Section 8.02 above or such other address as specified by a Party in accordance with Section 8.02 above. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 8.08         Waiver of Trial by Jury.

(a)

EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 8.09         Remedies.

(a)

Except as otherwise provided in this Agreement, including without limitation Section 7.07 above hereof, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy. The Parties agree that irreparable damage and harm would occur in the event that the restrictive covenants set forth in Article 6 were not performed in accordance with its terms and that monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any such breach or threatened breach of any

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the restrictive covenants by such Party, the other Party shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions thereof. A Party seeking an order or injunction to prevent breaches of Article 6 of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Action should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 8.10         No Third-Party Beneficiaries.

(a)

Except to the extent provided in Article VII above and Section 6.06 above (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions, including all Purchaser Indemnitees and Seller Indemnitees), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.11         Counterparts.

(a)

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12         Headings.

(a)	The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Signing Date.

TRUCKER PATH INSURANCE, INC.		TRUCKERS BEST INSURANCE LLC.

By:	/s/ Aaron Ealy	By:	/s/ Daniel Raykes
Name:	Aaron Ealy	Name:	Daniel Raykes
Title:	General Manager	Title:	President

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EXHIBIT A

EARN OUT 2026 SCHEDULE

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EXHIBIT A

EARN OUT 2027 SCHEDULE

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EXHIBIT B

WORKING CAPITAL CALCULATION

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EXHIBIT C

CURRENT ASSETS AND CURRENT LIABILITIES

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EXHIBIT D

GENERAL RELEASE AGREEMENT

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